PROGEN
                                                              INDUSTRIES LIMITED


MEDIA RELEASE - AGM 2003
MANAGING DIRECTOR'S ADDRESS

REVIEW OF OPERATIONS - PERFORMANCE OF OBJECTIVES
THE ROAD AHEAD

I would like to begin my address by suggesting that Progen is on the cusp of realizing substantial Shareholder value through PI-88 commercialisation activities. A partnering/out licensing deal with Big Pharma or Biotech for late stage development of PI-88 is in process through accelerated Business Development activities. This partnering alliance will consolidate the company's record of delivering operational objectives across all activities and is the culmination of all the effort, support, resources and dedication that were expended into realizing the potential of PI-88 and moving it towards the next stage of commercialisation.

At the same time we are also planning the next growth phase for the company, which will bring new challenges and opportunities, but these are inherently necessary if we are to build on our successes and realize our company mission.

I will focus on summarising a review of operations, which cover our capabilities and activities across Drug Discovery, Drug Development and Commercial Services, and our performance to objectives and conclude with a brief look at the road ahead.

PI-88  PROGRESS  REPORT
The main focus of the company's activities remains on the development of our lead anti-cancer compound PI-88 and I would like to present you a progress report covering PI-88 activities. Progen remains one of the few Australian Biotech companies with a potential therapeutic cancer product that has achieved international Phase II clinical development across 4 countries, and has the development dossier held under the auspices of the U.S. FDA.

A major clinical milestone was achieved for PI-88 in the completion of the first Phase II clinical trial, in multiple myeloma, that was announced in July this year. This achievement was reinforced with data on the growing number of patients that are showing disease stabilization from our trial program. This is very heartening for all of us and we are very encouraged by these early signs of efficacy, particularly those emerging from solid tumor patients from our U.S. PI-88 single agent Phase I trial.

The focus is now on completing the current U.S. Phase I trials, which will move into Phase II trials for both advanced melanoma and Non Small Cell Lung Cancer (NSCLC). Both Phase II components of these two studies will have Australian participation and will therefore be accessible to Australian patients. I am also pleased to announce that our alliance partner Medigen Biotechnology Corp. have recently gained Hospital Ethics approval for the commencement of a 3rd PI-88 Phase II trial that will be conducted in Taiwan in post-resection Liver Cancer. This will be a large trial, which will address one of the largest causes of disease morbidity and mortality in the large population centres of Taiwan, Japan and China, and is a significant cancer worldwide.

                                                              PROGEN
                                                              INDUSTRIES LIMITED


MEDIA RELEASE - AGM 2003
MANAGING DIRECTOR'S ADDRESS

Patient disease stabilizations, ranging up to 27 months, have now been reported in ~ one third of patients so far treated in the U.S. PI-88 Phase I single agent clinical trial, with the longest treated patient experiencing a 'partial response' as evidenced by CT scan. This is particularly significant as many of these patients are melanoma patients, who generally experience disease progression in as little as several months.

At an industry level, outstanding results from a late stage clinical trial with new drug Avastin(R) (Genentech Inc.) were presented at the American Society of Clinical Oncology (ASCO) AGM in May-June 2003, which validated conclusively that blocking the angiogenesis pathway in cancer via VEGF conferred a survival benefit to patients with advanced colorectal cancer. There are several reasons to be excited about this. Firstly, it proves the utility of drugs designed to inhibit tumour growth by blocking tumor blood supply, i.e. angiogenesis. Avastin(R) achieves this by blocking a known angiogenesis growth factor receptor VEGF. PI-88 not only blocks the action of VEGF, but also other angiogenic factors such as growth factor bFGF, degrading enzyme heparanase and promotion of TFPI (Tissue Factor Pathway Inhibitor), which presents our drug with multiple tumor-blocking actions. We can only deduce at this stage what advantages that may bring.

One of the additional assets that the company brings to PI-88's commercialisation profile is the ability to manufacture PI-88 for all of our trial needs under stringent regulatory requirements (cGMP). Consequently, we have a complete large-scale manufacturing dossier that will be an important additional negotiating point during our partnering discussions.

We believe that PI-88 has a strong licensing profile, and in realizing our stated objective to seek out-licensing of PI-88 at Phase II clinical development, we have recently expanded our Business Development capabilities with the addition of two U.S. experienced professionals (Darren Schliebs PhD and Sarah Meibusch) to lead the licensing drive and internalise corporate communications. A proactive partnering process has already been accelerated through participation in various international partnering events.

NEW  COMPOUND  PI-166
As part of last year's stated objectives a new anti-cancer compound, code named PI-166, was in-licensed from the UNSW in September 2002. Based on a convincing preclinical package, a Phase I clinical trial in advanced stage primary liver cancer was initiated in a record time of 4 months, beginning in January 2003. PI-166 has shown the capacity to kill chemo-resistant liver-tumour cells in vivo and the current trial will be looking for early signs of efficacy from markers of disease. The current PI-166 Phase I trial intends to establish proof-of-principle and safety in humans. Dose escalation and repeat dosing components are built into the protocol. A commercial assessment will be performed at the end of the trial to determine the most appropriate development strategy.

                                                              PROGEN
                                                              INDUSTRIES LIMITED


MEDIA RELEASE - AGM 2003
MANAGING DIRECTOR'S ADDRESS

Primary liver cancer or hepatocellular carcinoma (HCC) usually presents at an advanced stage and therefore intervention is often limited, unavailable or not effective. An increasing incidence of HCC results from chronic HBV or HCV infection and is particularly prevalent in N.E. Asia (Taiwan, Korea, China, Japan). However, HCC is also a major health care concern in the Western World as untreated and refractory patients that are chronically infected with HCV have a higher probability of advancing to HCC.

DRUG  DESIGN  -  SUGAR  MEDICINES
A culmination of 10 years of invested research in the area of glycomics or 'sugar medicine' has provided the company with its next growth opportunity. Our research on PI-88 and second generation molecules have been endorsed by prestigious publications Nature Medicine (heparanase), Scientific American (PI-88) and a M.I.T. Review (Glycomics - study of Sugars as communication/processing molecules) and we remain very excited about the potential of this new area for drug discovery. Sugars are now recognised as critically important communication/processing molecules for various biological processes and disease development.

Progen's Drug Design programs are focused on the design of small molecule inhibitors of GAG (sugar)-binding proteins that are implicated in a range of diseases.

One of these initiatives is co-funded by a Federal Government START Grant and project milestones are on track. Drug Design efforts are focused on development of a small molecule inhibitor of bFGF and with the creation 1st generation molecules completed, efforts are now focused on refining 2nd generation molecules with the aid of computer modelling before testing in biological assays. Prof. Martin Banwell and his team from ANU's School of Chemistry are parallel collaborators on this project. This program plans to provide Progen with future pipeline products, in parallel with partnerships with companies who could utilize our novel Drug Design capabilities over their drug targets of interest.

The second Drug Design project is directed at developing an inhibitor to heparanase in inflammatory autoimmune diseases, multiple sclerosis and inflammatory bowel disease. Heparanase is implicated in cancer metastases as well as inflammation. Both diseases solicit heparanase to promote respectively the migration of cancer cells and white blood cells in cancer and inflammatory diseases. We are collaborating with Prof. Mark von Itzstein and his team at the Griffith University's recently named Institute of Glycomics, which herald's the world's first so-named institute housing research in this exciting new area. The protein structure of heparanase has not yet been determined and crystallisation studies are ongoing to solve the structure of this enzyme. Determination of the crystal structure will be a major milestone achievement and a leap forward towards the design of an inhibitor of this key enzyme.

COMMERCIAL  SERVICES

                                                              PROGEN
                                                              INDUSTRIES LIMITED


MEDIA RELEASE - AGM 2003
MANAGING DIRECTOR'S ADDRESS

Our Commercial Services division has performed well again - doing so for three consecutive years since a turnaround in 2000. Revenue growth and bottom line profit have both increased contributing $1.2M EBITDA. Full year revenue has increased by 24% and 400% since 2001.

Contract Services has included two additional new companies to its client list, namely Peplin and PrimaBioMed. Repeat business is also being generated as well as maintaining work for several long-term contracts. Contract diversity has been a significant challenge but is testament to the valuable services that Contract Manufacturing provides to our clients. The division boasts completed contracts for; delipidation of human plasma, animal vaccine production, Tuberculosis (TB) skin patch for a WHO clinical program, manufacture of anticancer product (PEP-005) and continuous supply of PI-88 for our own clinical program. We envisage that some plant capacity will be utilized once again for PI-88 production in the coming months and this may impact growth in the current year, however, it has been calculated that this is the most cost efficient way of maintaining PI-88 clinical supply at this stage of the product's development.

Lifesciences have also delivered impressive growth, seizing market opportunities generated by an increasingly strong reputation for solution-based delivery of services to our clients. The Lifesciences unit has included in its agency business the product range from Eppendorf AG from Germany. This agency line includes reputable high-end consumable products for scientific researchers. New strategies for continued growth for both divisions are being considered in line with our corporate strategy.

FINANCIAL  PERFORMANCE
Tight cash management has coincided with strong performance of our Commercial Services divisions to deliver a controlled and considered bottom line loss for the year of $5.9M (excluding equity accounting for Progen's share of Medigen's loss). This budgeted increase in the operating loss includes costs for additional development activities, i.e. additional trials for PI-88, start of the PI-166 Phase I clinical program and the associated licensing costs to UNSW. All figures were within our budgeted annual expenditure. Our cash as of June 30 2003 remained at ~$12M which is sufficient for the next 15-18 months. Additional capital requirements are envisaged as we anticipate the company's next stage of growth in tandem with the realization of a partnering outcome for PI-88.

THE  ROAD  AHEAD
More exciting challenges lay ahead for 2004. Significant advancement in all existing programs and divisions are envisaged, and these are as highlighted by the stated objectives in the Annual Report 2003. Our staff and collaborators are dedicated and prepared to meet the challenges and milestones slated for the year ahead. As we have seen from our clinical trial program to date, anecdotes from patients receiving and

                                                              PROGEN
                                                              INDUSTRIES LIMITED


MEDIA RELEASE - AGM 2003
MANAGING DIRECTOR'S ADDRESS

benefiting from PI-88 give us additional confidence and resolve to pursue our mission to provide quality services and products for the promotion of health and life.

I take this opportunity to thank our board, management, staff and collaborators for their commitment, and to our shareholders for their ongoing support.

Lewis  Lee
Managing  Director